Exhibit 23.8

In connection with the Annual Report on Form 10-K for the fiscal year ended June 30, 2023 and any amendments thereto (collectively the, “Form 10-K” to be filed by 5E Advanced Materials, Inc. (the “Company”) with the U.S. Securities and Exchange Commission (“SEC”), the undersigned hereby consents to:

(i)
The filing and/or incorporation by reference by the Company and use of the Technical Report Summary titled “Initial Assessment Report (Updated) on 5E Advanced Materials Fort Cady Project” with an effective date and report date of May 11, 2023 (the “Technical Report Summary”) that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the SEC, filed as Exhibit 96.1 to the Annual Report on Form 10-K;
(ii)
The use of and references to the undersigned’s name as a “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the SEC), in connection with the Form 10-K and any such Technical Report Summary; and
(iii)
The use of any quotation from, or summarization of, the particular section or sections of the Technical Report Summary in the Form 10-K, to the extent it was prepared by the undersigned, that the undersigned supervised its preparation of and/or that was reviewed and approved by the undersigned, that is included or incorporated by reference to the Form 10-K.

The undersigned is responsible for, and this consent pertains to Sections 11.4 and 13 of the Technical Report Summary.

Neither the whole nor any part of the Initial Assessment Report (Updated) nor any reference thereto may be included in any other filings with the SEC without the prior written consent of the undersigned as to the form and context in which it appears.

By: /s/ Joshua Parrie
Name: Joshua Parrie
Title: Wellfield Manager, 5E Advanced Materials, Inc.

Date: August 30, 2023